Exhibit 4.24

English Translation

JIANYUYINTUANDUANQI[2011]001

SYNDICATED LOAN AGREEMENT

IN AMOUNT OF RMB200,000,000

Among

Chongqing Daqo New Energy Co., Ltd.

As the Borrower

China Construction Bank, Chongqing Branch

As the Lead Manager

China Construction Bank, Wanzhou Branch

China Everbright Bank, Chongqing Branch

As the Lenders

And

China Construction Bank, Wanzhou Branch

As the Agent Bank

Dated: March 1, 2011

This AGREEMENT, dated March 1, 2011, is made by and among:

(1)	Chongqing Daqo New Energy Co., Ltd., with its registered address at XianJia Village, Longdu Neighborhood, Wanzhou District, Chongqing, China, and Guangfu Xu as its legal representative, acting as the Borrower (the “Borrower”);

(2)	China Construction Bank, Chongqing Branch, with its registered address at 123 Minzu Street, Yuzhong District, Chongqing, China, and Li Guo as its legal representative, acting as the lead manager (the “Lead Manager”);

(3)	China Construction Bank, Wanzhou Branch, with its registered address at 86 Gaosuntang, Wanzhou District, Chongqing, China, and Li Xuejun as its legal representative, acting as the agent bank (the “Agent Bank”); and

(4)	China Construction Bank, Wanzhou Branch, with its registered address at 86 Gaosuntang, Wanzhou District, Chongqing, China, and Li Xuejun as its legal representative, and China Everbright Bank, Chongqing Branch, with its registered address at 123 Minzu Street, Yuzhong District, Chongqing, China, and Pan Xiya as its legal representative, acting as the lenders (each a “Lender” and collectively the “Lenders”).

(Individually, a “Party”; collectively, the “Parties”)

NOW, THEREFORE, the Parties agree as follows in good faith through friendly and equal negotiations:

1.	Terms and Definitions

1.1	In this Agreement:

“Guaranty Agreement” means the letter of guaranty dated [•] issued by the Guarantor in favor of and acknowledged by the Syndicate;

“Guarantor” means Daqo Group Co., Ltd., and Xu Guangzhou and Xiang Xu as natural persons;

“Financial Year” means the period between January 1 (inclusive) of a calendar year and December 31 (inclusive) of the same year;

“Contribution Ratio” means, in respect of a Lender, the proportion of the Contribution of such Lender to the Total Contribution;

“Contribution Amount” means the RMB Contribution Amount;

“Cost Affected Lender” means the Cost Affected Lender specified in Article 10.1 hereof;

“Cost Increase Notice” means the Cost Increase Notice specified in Article 10.1 hereof;

“Initial Lender” means China Construction Bank, Wanzhou Branch; and China Everbright Bank, Chongqing Branch;

“Resigned Agent Bank” means the Resigned Agent Bank specified in Article 15.9 hereof;

“Credit Line” means the RMB credit line;

“Lender” means the Initial Lender and the Assignee Bank;

“Loan Interest Rate” means, in respect of each drawdown of the Loan Fund in RMB, the loan interest rate per annum specified in Article 5.1.1 hereof;

“Loan Term” means the loan term specified in Article 6.1 hereof;

“Loan Fund” means any principal amount that has been or will be lent to the Borrower under the Credit Line in accordance with this Agreement;

“Agent Bank” means China Construction Bank, Wanzhou Branch, or the Successor Agent Bank;

“Security Agreement” means Guaranty Agreement or Mortgage Agreement;

“Surety” means Guarantor or Mortgager;

“Security Interest” means any agreement or arrangement for mortgage, pledge, lien, deposit or having the effect or purpose of security (whether made or construed pursuant to PRC laws or not);

“Majority Lender” means one or more Lenders whose loans account for two-thirds (2/3) or more of the Credit Line;

“Non-transfer Party” has the meaning in Article 17.6.1;

“Allocation Amount” has the meaning in Article 8.10.1;

“Legal Change Notice” has the meaning in Article 11.1;

“Penalty Interest” means Overdue Penalty Interest and Misappropriation Penalty Interest;

“Interest Payment Date” means the first business day immediately following the Interest Calculation Date;

“Liabilities” mean any and all kinds of actual or contingent, due or pending payment or repayment obligations of the Borrower as a debtor or guarantor;

“SAIC” means the State Administration of Industry and Commerce and its branches;

“Agreement Currency” has the meaning in Article 16.4;

“Repayment Date” has the meaning in Article 6;

“Successor Agent Bank” has the meaning in Article 15.9;

“Benchmark Interest Rate” means the RMB Benchmark Interest Rate;

“Borrower” means Chongqing Daqo New Energy Sources Co., Ltd.;

“Borrower Counterparty Account” means the accounts identified in Article 3.2(1) of AnnexIII hereto;

“Accounting Standards” mean PRC laws and regulations and the accounting standards accepted within the PRC;

“Interest Rate Determination Date” means, in respect of each drawdown of Loan Funds in RMB, the day of such drawdown;

“Misappropriation Penalty Interest Rate” has the meaning in Article 5.2.2;

“Lead Manager” means China Construction Bank, Chongqing Branch;

“Cancellation Notice” has the meaning in Article 7.2;

“RMB” means the legal currency of the PRC;

“RMB Contribution Amount” means:

1.	in respect of an Initial Lender, the RMB Initial Contribution Amount of such Initial Lender, less such Initial Lender’s portion in the Loan Funds that have been drawn down in RMB, further less such Initial Lender’s portion in any amount cancelled under this Agreement; and

2.	in respect of an Assignee Bank, the RMB Contribution Amount assigned to such Assignee Bank under Article 17 of this Agreement, less such Assignee Bank’s portion in the Loan Funds that have been drawn down in RMB, further less such Assignee Bank’s portion in any amount cancelled under this Agreement.

“Total Contribution Amount” means the total of RMB Contribution Amount of each Lender.

“Initial Contribution Amount” means, in respect of each Initial Lender, the initial contribution amount of such Initial Lender set forth under Article 2 hereof;

“Loan Balance” means the aggregate amount of the Loan Fund that has been drawn down in RMB but not been repaid;

“Loan Fund Account” means the accounts set forth under Annex V hereto;

“RMB Benchmark Interest Rate” means the RMB lending interest rate per annum determined, amended and announced from time to time by the PBOC;

“Available Amount” means Contribution Amount less the aggregate of Loan Fund which has been requested for drawdown in RMB under a Drawdown Notice issued pursuant to this Agreement but yet to be drawn down;

“Financing Agreement” means this Agreement and any Security Agreement;

“Effective Date” has the meaning in Article 26 hereof;

“Collecting Bank” has the meaning in Article 10.8 hereof;

“Law Change Affected Lender” has the meaning in Article 11.1 hereof;

“Drawdown Period” means the period beginning from the Signing Date (inclusive) and ending on the date of six (6) months thereafter;

“PBOC” means the People’s Bank of China or its branches;

“Assignee Bank” has the meaning in Article 17.3;

“Taxes” means any tax, levy, duty, withholding or other similar expenses imposed by tax, fiscal or other administrative agency in any jurisdiction;

“Tax Administration” means State Tax Administration, local tax administration and their branches;

“Replacement Interest Rate Notice” has the meaning in Article 5.3 hereof;

“Drawdown Period” has the meaning in Article 4.1 hereof;

“Drawdown Date” means, with respect to any Loan Fund drawn down in RMB, the day on which such Loan Fund is paid to the RMB Loan Fund Account;

“Drawdown Notice” means, in respect of Loan Fund, a drawdown notice completed and issued by the Borrower pursuant to Article 4.1 hereof;

“Prepayment Notice” has the meaning in Article 7.1 hereof;

“Event of Default” means any event or circumstance described in Article 14.1 hereof;

“Confirmation Letter” means a confirmation letter substantially similar to Annex II hereof and signed and issued by the Borrower;

“Information Memorandum” means the information memorandum dated July 25, 2010 prepared by the Borrower regarding the working capital syndicated loan of Chongqing Daqo New Energy Sources Co., Ltd.;

“Business Day” means any day on which the business offices of a commercial bank in the PRC is open for business (not including Saturdays, Sundays, and other public holidays);

“Syndicate Member” means the Lead Manager, each Lender and the Agent Bank;

“Syndicate Member Account” means the account of each Syndicate Member set forth under Annex V hereof;

“Overdue Penalty Interest Rate” has the meaning in Article 5.2 hereof;

“Payment Currency” has the meaning in Article 16.4 hereof;

“PRC” means the People’s Republic of China;

“Material Adverse Effect” means any material changes to the Borrower’s assets, financial or operational conditions, which based on the reasonable judgment of the Majority Lenders will cause or is likely to cause material adverse effect on the Borrower’s ability to perform any of its main obligations under this Agreement;

“Increased Cost” has the meaning in Article 10.1 hereof;

“Assignment Notice” has the meaning in Article 17.3 hereof;

“Assignment Certificate” means the assignment certificate signed by the Assigning Bank, the Assignee Bank and the Agent Bank in the form set forth in Annex IV hereof; and

“Total Facility” means the Total Contribution Amount plus Loan Balance.

1.2	Interpretation

(1)	Headings hereof are for reference only, and shall not be used as interpretation for this Agreement;

(2)	Any reference of “asset” shall include its current and future property, income, revenue, intellectual property, trade name and property rights of any type;

(3)	Any reference of “person” shall include natural person, corporate legal person, public institution, partnership, state, government body, international organization, association, group or any other organizations;

(4)	“Continuance” shall be interpreted, with respect to an event of default, as that such event of default has occurred and has not been reasonably remedied, nor be waived by the Syndicate;

(5)	Any reference of “month” means the period commencing on any day of a calendar month and ending on the corresponding day or, in case of absence of such corresponding day, the last day of the immediately next calendar month;

(6)	Any reference of “suspension”, “dissolution”, “liquidation”, “bankruptcy”, “reorganization”, “settlement” or “consolidation” of any person means effecting the same or similar proceedings in accordance with the laws of the jurisdiction where such person is incorporated or conducts its business operations, and “commencing” such proceedings means that such person has passed resolution to or anyone has applied to commence such proceedings;

(7)	Any reference of any Party or any other person includes its legal successors and permitted assigns; and

(8)	This Agreement, any other agreement or document shall be construed to include itself and any amendment and supplement thereto made in accordance with the terms hereto and thereto.

2.	Credit Line

The Lenders hereby agree to extend to the Borrower a credit line for working capital loan of no more than RMB Two Hundred Million only (RMB200,000,000) (the “Credit Line”).

The Initial Contribution Amount of each Initial Lender is set forth in Annex I hereto.

3.	Purpose of the Loan

3.1	The Borrower shall use each drawdown of the Loan Fund for ordinary business operation needs.

3.2	The Borrower shall use each drawdown of the Loan Fund for such purpose provided in the Drawdown Notice. The Borrower may not alter the purpose of the Loan, including without limitation for stock and other security investment, any project prohibited by laws, regulations, rules or PRC policies, any project subject to approval according to law, any project or purpose for which banking loan is prohibited, or any investment in fixed assets or equity.

4.	Drawdown

4.1	Drawdown Notice

(1)	The Borrower may draw down the Loan Fund pursuant to the terms of this Agreement within the period from effective date of this Agreement until May 20, 2011 (the “Drawdown Period”).

(2)	The Borrower will submit a Drawdown Notice to the Agent Bank pursuant to Article 4.1 of this Agreement prior to its drawdown of the Loan Fund.

(3)	The Borrower will complete the Drawdown Notice in the form of Annex III attached hereto, which drawdown Notice will also be signed by and affixed with the common seal of the Borrower.

(4)	The Drawdown Notice will provide an expected Drawdown Date which shall be a Business Day within the Drawdown Period.

(5)	The Drawdown Notice will provide an amount of the Loan Fund to be drawn down in RMB, which amount will not be more than the Available Amount as of the date of the Drawdown Notice.

(6)	The Borrower may not cancel any submitted Drawdown Notice.

(7)	Subject to written application by the Borrower and consent of the Agent Bank, the Drawdown Period may be extended but no longer than June 20, 2011.

(8)	The Borrower may not submit the first Drawdown Notice unless and until the Agent Bank confirms to the Borrower and the Lenders that the Agent Bank has received all of the following documents, the form and content of which documents are to the satisfaction of the Majority Lenders.

a.	The original of the duly signed and effective Financing Agreement.

b.	A copy of the Confirmation Letter signed by the authorized signatory of the Borrower, and an original, or a duplicate copy affixed with the common seal of the Borrower or, as appropriate, the Surety, of the following documents:

i.	The copy of the current and valid enterprise business license issued by the SAIC to the Borrower and the Surety;

ii.	The current and valid shareholders agreement or joint venture contract, as supplemented and amended from time to time, of the Borrower and the Surety;

iii.	The current and valid articles of association, as supplemented and amended from time to time, of the Borrower and the Surety;

iv.	The current and valid enterprise organization code of the Borrower and the Surety;

v.	The current and valid state and local tax registration certificate issued by the Tax Administration to the Borrower and the Surety;

vi.	The current and valid loan card issued by the PBOC to the Borrower;

vii.	The list of current directors of the Borrower and the Surety and the specimen signature of each of such directors and the person in charge of financial matters;

viii.	The ID card of the legal representative of the Borrower and the Surety;

ix.	The registered capital verification report issued by the Registered Accountant to the Borrower;

x.	The resolution adopted at the shareholders/board meetings of the Borrower which:

☐.	Approves the terms of the Financing Agreement and its execution and performance by the Borrower;

☐.	Authorizes relevant person to sign the Financing Agreement on behalf of the Borrower;

☐.	Authorizes relevant person to sign any document and notice relating to the Financing Agreement; and

☐.	Provides that no repayment for any loan from shareholders and actual controlling person will be made until full repayment of the Syndicate Loan.

xi.	The resolution adopted at the shareholders/board meetings of the Surety which:

☐.	Approves the terms of the Security Agreement and its execution and performance by the Surety;

☐.	Authorizes relevant person to sign the Security Agreement on behalf of the Surety; and

☐.	Authorizes relevant person to sign any document and notice relating to the Security Agreement.

xii.	The list of authorized signatories of the Borrower and Surety, their ID evidence and signature specimen; and

xiii.	Approvals from government agency or any other authority required under the Financing Agreement and any transaction thereunder.

c.	The document evidencing that all of the fees and expenses payable by the Borrower under Article 16 have been fully paid.

d.	The original document evidencing completion of the security registration required under the Security Agreement.

(9)	The Agent Bank shall, within two (2) Business Days after receipt of any document specified under Article 4.1.8, provide the duplicate of such document to the Lenders. The Lenders will notify its acceptance or not of such document within two (2) Business Days upon its receipt thereof, and failure to do will be construed as its acceptance of such document. The Agent Bank will provide any comment of the Lenders to the Borrower within five (5) Business Days upon its receipt thereof, and failure to do so will be construed as the Lender’s acceptance of such document.

(10)	Within two (2) Business Days after receipt of a Drawdown Notice for Loan Fund, the Agent Bank will forward such Drawdown Notice to the Lenders and concurrently notify the Lender of its Contribution Ratio in such Loan Fund. Each of the Lenders will notify the Agent Bank of its agreement or not to provide such Loan Fund in writing within two (2) Business Days upon receipt of such information. If the Lender decides that the conditions for drawdown provided under this Agreement have not be satisfied, the Agent Bank will immediately notify the Borrower of such decision with a copy to the Lenders.

4.2	Conditions precedent to drawdown

Upon satisfaction of all of the following conditions, the Lenders will provide the Loan Fund through the Agent Bank according to applicable Contribution Ratio pursuant to Article 8.1 of this Agreement.

(1)

The Agent Bank receives an original of the Drawdown Notice issued by the Borrower under Article 4.1 of this Agreement no later than 11:00 (Beijing time) on the morning of the 7th Business Day prior to the expected Drawdown Date provided in the Drawdown Notice.

(2)	All of the presentations of the Borrower in Article 12 of this Agreement are true and accurate as of the date of the Drawdown Notice, and remain true and accurate as of the expected Drawdown Date provided in the Drawdown Notice.

(3)	The Borrower has provided a document affixed with its common seal evidencing that it has performed the obligations in Article 13.1.7 of this Agreement as of the date of the Drawdown Notice and the expected Drawdown Date provided in the Drawdown Notice.

(4)	Subject to Article 13.1.9, the Borrower will perform all of its warranties before issuing the Drawdown Notice, for which the Guarantor will issue a letter of guaranty.

(5)	There exists no Event of Default.

(6)	Under lender entrusted payment arrangement, the Borrower will provide evidence for the purpose of the Loan Fund acceptable to the Syndicate to the Agent Bank before provision of Loan Fund. Under Borrower direct payment arrangement, the Borrower will provide a Loan Fund payment plan acceptable to the Syndicate to the Agent Bank before provision of Loan Fund.

5.	Interest

5.1	The interest rate applicable to each Loan Fund drawn down in RMB shall be the RMB Benchmark Interest Rate published on the Interest Rate Determination Date.

5.2	Penalty Interest Rate

(1)	If the Borrower fails to make due repayment of any Loan Fund under this Agreement, the amount overdue will be charged at an interest rate which is 50% higher than the applicable loan interest rate from the original due date of such amount until its full repayment (the “Overdue Penalty Interest Rate”).

(2)	If any Loan Fund is misused by the Borrower, such amount misused will be charged at an interest rate which is 100% higher than the applicable interest rate from the date of occurrence of such misuse until the date of its termination (the “Misuse Penalty Interest Rate”).

(3)	If any Loan Fund is overdue and misused, the higher of the Overdue Penalty Interest Rate or the Misuse Penalty Interest Rate will apply.

(4)	Any overdue or misused amount will be charged with compound interest pursuant to relevant provisions of the PBOC.

5.3	Replacement Interest Rate

(1)	The Agent Bank will notify the Borrower and the Lenders immediately (the “Replacement Interest Rate Notice”) if:

a.	No RMB Benchmark Interest Rate is applicable to the Loan Fund drawn down in RMB on its Interest Rate Determination Date; or

b.	No RMB Benchmark Interest Rate is published for the Loan Fund drawn down in RMB.

(2)	Upon receipt of the Replacement Interest Rate Notice and within five (5) Business Days after request from the Borrower or the Agent Bank (subject to decision of the Majority Lenders), the Borrower and the Agent Bank (subject to decision of the Majority Lenders) will immediately negotiate to adjust the Benchmark Interest Rate applicable to the Loan Fund during the Interest Period.

(3)	Subject to agreement of the Borrower and the Agent Bank (subject to decision of the Majority Lenders) within the period provided under Article 5.3.2, the Benchmark Interest Rate applicable to the Loan Fund during the Interest Period will be the Benchmark Interest Rate so agreed upon by the Borrower and the Agent Bank (subject to decision of the Majority Lenders).

If the Borrower and the Agent Bank (subject to decision of the Majority Lenders) fail to reach any agreement within the period provided under Article 5.3.2, the Benchmark Interest Rate applicable to the Loan Fund for the period from the issuance of the Replacement Interest Rate Notice by the Agent Bank to arrival of agreement of the Borrower and the Agent Bank (subject to decision of the Majority Lenders) regarding the new interest rate will be the latest RMB Benchmark Interest Rate published by the PBOC before liberalization of the Benchmark Interest Rate.

5.4	Interest Payment Date

The interest accrued upon Loan Fund will be paid monthly at the Interest Payment Date, which is the 20th day of each month.

5.5	Interest Calculation

(1)	Any interest or penalty interest on any outstanding amount under this Agreement will be accrued daily on the basis of 360 days per annum.

(2)	On Interest Rate Determination Date, the Agent Bank will determine the applicable Loan Interest Rate or Penalty Interest Rate pursuant to the terms of this Agreement, and notify its determination to the Borrower and each of the Lenders immediately.

(3)	The interest on Loan Fund will be accrued on and from credit of the Loan Fund to RMB Loan Fund Account.

5.6	Interest Repayment

(1)	The Borrower will repay the interest accrued under Articles 5.1, 5.2 and 5.5 of this Agreement on the Interest Repayment Date.

(2)	The Agent Bank will notify the amount of interest and penalty interest payable by the Borrower on the Interest Repayment Date to the Borrower no less than five (5) Business Days prior to the Interest Repayment Date.

6.	Repayment

6.1	Loan Term

The term for the Loan Fund under this Agreement will be one year (the “Loan Term”), commencing on the Drawdown Date of such Loan Fund and ending on the day immediately before the first anniversary of such Drawdown Date (the “Repayment Date”). The Borrower will repay all of its debts under this Agreement by the end of the Loan Term for Loan Fund.

6.2	Repayment

The Loan Fund will be repaid by the Borrower on the relevant Loan Repayment Date.

7.	Prepayment and cancellation

7.1	Voluntary prepayment

(1)	The Borrower may prepay all or any of the Loan Fund provided that it has so notified the Agent Bank on less than ten (10) Business Days in advance (the “Prepayment Notice”) and receives prior consent from the Agent Bank (subject to decision of Majority Lenders).

(2)	The Prepayment Notice will provide the amount and date of prepayment.

(3)	The amount of RMB Loan Balance to be prepaid will be no less than RMB5,000,000.

(4)	The prepayment date will be an Interest Repayment Date, and voluntary Prepayment will occur once only during any Financial Year.

(5)	Prepayment to any principal will include prepayment to any interest or penalty interest accrued upon such principal.

(6)	Any prepaid amount will not be available for drawdown.

(7)	The Borrower may not cancel any issued Prepayment Notice, and will make prepayment on the prepayment date specified in the Prepayment Notice.

(8)	No prepayment fee will be charged upon the Borrower for its prepayment under Article 7.1.

(9)	Prepayment will be made in the reverse order of the maturity of Loan Fund within the relevant Loan Term under Article 6, which means the principal with latest maturity will be repaid first.

7.2	Voluntary cancellation

(1)	The Borrower may cancel any or all of the Total Contribution Amount provided that it has so notified the Agent Bank no less than 30 Business Days in advance (the “Cancellation Notice”) [and receives prior written consent from the Agent Bank (subject to decision of Majority Lenders).

(2)	Cancellation Notice will provide the amount and date of such cancellation.

(3)	The RMB Total Contribution Amount to be cancelled will be no less than RMB5,000,000.

(4)	The cancellation will take effect on the cancellation date specified in the Cancellation Notice, which will be a Business Day during the Drawdown Period.

(5)	Upon effect of cancelled Total Contribution Amount, the RMB Contribution Amount of each Lender will be reduced proportionally.

(6)	Any cancelled portion of the Total Contribution Amount will not be restored.

(7)	The Borrower may not cancel any issued Cancellation Notice.

7.3	Voluntary cancellation

Unless otherwise agreed under this Agreement, upon the end of the Drawdown Period, the Total Contribution Amount will be cancelled entirely and automatically, the Contribution Amount of each Lender is concurrently cancelled, and any cancelled Contribution Amount will not be restored.

7.4	Mandatory cancellation

The Contribution Amount of the Law Change Affected Lender will be cancelled pursuant to Article 11 of this Agreement.

8.	Payment Terms

8.1	Disbursement of Loan Fund

Each Lender will disburse its portion of the Loan Fund to be drawn down in RMB based on the Contribution Ratio to the Agent Bank RMB Payment Account no later than 11:00 (Beijing time) on the Morning of the expected Drawdown Date specified in the Drawdown Notice.

8.2	Payment of Loan Fund

(1)	Single drawdown of Loan Fund more than RMB30 million will be made under the Lender entrusted payment arrangement, according to which the Agent Bank will disburse the Loan Fund to the RMB Loan Fund Account according to the Drawdown Notice and payment instruction of the Borrower, and then immediately transfer such Loan Fund to the Borrower Counterparty Account.

Under the Lender entrusted payment arrangement, the Agent Bank will disburse the Loan Fund no more than the amount paid by the Lenders to the Agent Bank RMB Payment Account.

(2)

Loan Fund may also be made under the Borrower direct payment arrangement, according to which the Agent Bank will disburse the Loan Fund to the RMB Loan Fund Account according to the Drawdown Notice and payment instruction of the Borrower, and then the Borrower will pay out the Loan Fund directly. The Borrower will provide a summary report of Loan Fund payments no later than the 10th day of each month.

(3)	After execution of this Agreement, if the Borrower disintegrates the Loan Fund to be drawn down to avoid Lender entrusted payment arrangement, the Agent Bank may suspend disbursement and payment of Loan Fund.

8.3	Repayment by the Borrower

The Borrower will repay any due and payable RMB amount to the RMB Repayment Account opened by the Borrower with the Agent Bank no later than the first Business Day prior to the maturity date provided under this Agreement.

8.4	Payment by the Agent Bank

(1)	The Agent Bank will pay the Loan Fund it receives under Article 8.1.1 to the RMB Loan Fund Account no later than 4:00 (Beijing time) on the afternoon of the Drawdown Date, and make payments pursuant to Article 8.2.

(2)	The Agent Bank will pay the amount it receives under Article 8.3 to the Syndicate Member Account in the order and proportion set forth under Article 8.5 no later than 12:00 (Beijing time) on the morning of day immediately following the date of its receipt of such amount.

(3)	Under Lender entrusted payment arrangement, if the Agent Bank fails to perform payment obligations due to untrue, inaccurate and incomplete information provided by the Borrower, the Agent Bank will be held liable and the payment obligation of the Borrower under this Agreement will not be affected.

(4)	The Agent Bank will not be held liable for its failure to pay Loan Fund to the Borrower’s counter party due to return of Loan Fund by the bank with the Borrower Counterparty Account, and the payment obligation of the Borrower under this Agreement will not be affected. The Borrower hereby authorizes the Agent Bank to freeze the Loan Fund returned from the bank with the Borrower Counterparty Account; under such circumstance, the Borrower will re-submit payment instructions and other necessary information relating to the purpose of the Loan Fund. Upon review of such information to its satisfaction, the Agent Bank will pay the Loan Fund from the RMB Loan Fund Account to the Borrower Counterparty Account.

8.5	Order of payment

Any amount received by the Agent Bank under Article 8.3 will be paid in the following order and proportion:

(1)	Any agent fee due and payable under Article 16.1and reasonable costs and expenses incurred by the Agent Bank in connection with its performance of the Financing Agreement;

(2)	Any fee due and payable to the Lenders under Article 16.1 according to the Contribution Ratio of each Lender;

(3)	Any interest, including without limitation any compound and penalty interest, due and payable to any Lender in proportion to Loan Balance under this Agreement;

(4)	Any principal due and payable to any Lender in proportion to Loan Balance under this Agreement; and

(5)	Any other amount due and payable to Syndicate Member in proportion to Loan Balance under this Agreement.

For any loan the repayment of which principal or interest is overdue for more than 90 days or any other loan otherwise required by laws, regulations and rules, it will be repaid by the Borrower, in the order of principal followed by the interest, after its repayment of the fees under Articles 8.5.1 and 8.5.2.

8.6	Advance Payment

The Agent Bank is not obliged to advance any payment for any Party hereof.

8.7	Payment Currency

Any fee payable under Article 16.1 shall be repaid in RMB, and any other costs, reimbursements and indemnities under Article 17 will be repaid in the same currency of its incurrence.

8.8	Set-off

The Borrower may not exercise any set-off right against any of its repayment to Syndicate Member under this Agreement.

8.9	Non Business Day

(1)	If any payment under this Agreement is made on a day which is not a Business Day, such payment shall be postponed to the first Business Day immediately following such day.

(2)	The Borrower will pay interest on the principal amount the repayment of which is postponed under Article 8.9.1 at the Loan Interest Rate applicable to such principal prior to its maturity.

8.10	Allocation

(1)	Unless otherwise agreed in Article 8.10.4, any Syndicate Member (the “Collection Bank”) will inform its receipt of any mount due and payable from the Borrower under this Agreement, other than such payment provided under Article 8.3, to the Agent Bank on the same day of such receipt and immediately transfer such payment to the Agent Bank (the “Allocation Amount”).

(2)	Transfer of the Allocation Amount from the Collection Bank to the Agent Bank under Article 8.10.1 will not be construed as completion of repayment obligation of the Borrower.

(3)	The Agent Bank will construe the Allocation Amount received under Article 8.10.1 as repayment from the Borrower and pay the Allocation Amount to each of the Syndicate Member Account under 8.4.3 of this Agreement.

(4)	Article 8.10.1 is not applicable to:

a.	Any amount transferred or indirectly received by any Lender under Article 17;

b.	Any amount received by any Syndicate Member in connection with any suit or arbitration of any claim against the Borrower under this Agreement, provided that (i) such suit or arbitration has been notified to the other Syndicate Members, and (ii) the other Syndicate Members do not participated in such suit or arbitration within ten Business Days upon receipt of such notice.

9.	Taxes

9.1	Business and income taxes

Any Syndicate Member will be solely responsible for any and all Taxes imposed on the business income or profit received by the Syndicate Member or any of its branches at the place of incorporation of the Syndicate Member or any of its branches or the jurisdiction where the Syndicate Member or any of its branches is tax resident, including without limitation business tax and income tax.

9.2	Stamp duty

The Borrower and Syndicate Member will bear their respective stamp duty in connection with this Agreement according to laws and regulations.

10.	Cost Increase

10.1	If any of the Lenders (the “Cost Affected Lender”) incurs or expects to incur one of the following costs (the “Increased Cost”) after the Effective Date due to issue, implementation or change of any applicable laws, regulations and their interpretations, or compliance with requirements of the central bank or any fiscal, tax, financial or other authorities having jurisdiction over such Lender:

(1)	Any increase of cost or additional cost incurred by the Cost Affected Lender due to its execution or performance of this Agreement;

(2)	Any decrease of any amount received or receivable by the Cost Affected Lender under this Agreement; or

(3)	Any increase of cost or additional cost incurred by the Cost Affected Lender due to its participation in providing any Loan Fund, or maintaining or raising its Contribution Amount or its portion in any Loan Fund;

Then, upon its knowledge of such circumstance, the Cost Affected Lender will notify the Agent Bank promptly (the “Cost Increase Notice”), which notice will include detailed description of the cause and basis of calculation for the Increased Cost. The Agent Bank will notify the Borrower of the Cost Increase Notice promptly after its receipt of such notice.

10.2	Indemnity

Within ten (10) Business Days upon its receipt of the Cost Increase Notice and upon request from the Cost Affected Lender, the Borrower will pay an amount equal to the Increased Cost through the Agent Bank; provided, however, that the Borrower is not obliged to pay to the Cost Affected Lender any Increased Cost:

(1)	Against which the Borrower has been or will be indemnified under any other term of this Agreement;

(2)	Which is caused by any change of the rate or base o calculation of the tax imposed upon the business income or profit of any Lender or any of its branches;

(3)	Which is caused by the Lender’s failure to compliance with the requirements of the central bank or any fiscal, tax, financial or other authorities having jurisdiction over such Lender;

(4)	Which is caused by the downgrade of the credit rating of the Lender; or

(5)	Which is caused by any other transaction not provided under this Agreement.

11.	Change of Law

11.1	Change of Law Notice

If participation to provide any Loan Fund, or maintaining or raising its Contribution Amount or its portion in any Loan Fund by any of the Lenders (the “Law Change Affected Lender”) is held illegal after the Effective Date directly attributable to the issue, implementation or change of any applicable laws, regulations and their interpretations, or compliance with requirements of the central bank or any fiscal, tax, financial or other authorities having jurisdiction over such Lender, the Law Change Affected Lender will notify the Agent Bank promptly upon its knowledge of such circumstance, (the “Law Change Notice”), which notice will include detailed description of the cause and basis of such illegality. The Agent Bank will notify the Borrower of the Law Change Notice promptly after its receipt of such notice.

11.2	Cancellation and prepayment

(1)	Upon receipt of the Law Change Notice by the Borrower, the Borrower and the Lenders will make efforts to take concerted actions within the time specified in the Law Change Notice so as to make this Agreement legal and valid. If the Borrower and the Lenders fail to take efforts to make this Agreement continue to be legal and valid, the Law Change Affected Lender will notify promptly the Agent Bank (the “Law Change Confirmation Letter”), which will notify the Borrower promptly upon its receipt of such Law Change Confirmation Notice.

(2)	Upon receipt of the Law Change Confirmation Letter by the Borrower, the Contribution Amount of the Law Change Affected Lender will be entirely and automatically cancelled.

(3)	Within twenty (20) Business Days upon its receipt of the Law Change Confirmation Letter, the Borrower will prepay any portion of the Loan Fund which is provided by the Law Change Affected Lender and any interest accrued thereupon.

12.	Representations

The Borrower represents to each Syndicate Member that as of the Effective Date and each of the Drawdown Date:

(1)	Legal status

The Borrower and each of the Sureties other than any natural person is an business enterprise duly incorporated and validly existing under the laws of its place of incorporation.

(2)	Contractual capability

The Borrower has the powers and capabilities necessary to owner its assets, operate its businesses, execute and perform the Financing Agreement.

(3)	Corporate authority

The Borrower has received corporate authority requisite to execute and perform the Financing Agreement and such authority continues to have full effect. The Financing Agreement has been duly executed by the authorized signatory of the Borrower.

(4)	Permits

The Borrower has received all approvals, permits, consents, registrations and filings necessary to own its assets, operate its businesses, execute and perform Financing Agreement, and such approvals, permits, consents, registrations and filings continue to have full effect.

(5)	Effect of terms

The obligations of the Borrower hereunder constitute valid, effective and binding obligations and shall be performed according to the terms hereunder.

(6)	Breach of other documents

Execution of this Agreement by the Borrower will not breach or conflict with any of the following:

a.	Any agreement, contract to which Borrower is a party or any other covenants binding on any of the Borrower’s assets;

b.	Shareholder agreement, articles of association and other constitutional documents of the Borrower; or

c.	Any laws and regulations.

(7)	Suits and arbitration

There is no pending or potential litigation, arbitration or administrative, judicial or legal proceedings with similar nature against the Borrower which has or may have Material Adverse Effect.

(8)	Liquidation and bankruptcy

No legal proceedings has been brought against the Borrower for cessation, liquidation, reorganization, bankruptcy, dissolution or proceedings with similar nature.

There is no current and ongoing Event of Default, neither has the Borrower breached any applicable laws, regulations, measures, judgments, verdicts, rulings and administrative decisions.

(9)	Event of default

There is no pending and ongoing Event of Default.

(10)	Compliance with law

There is no incompliance with any laws and regulations applicable to its business operations by the Borrower.

(11)	Ranking of creditor’s right

Each Syndicate Member’s creditor’s right against the Borrower under this Agreement will rank at least pari passu with any other creditor’s right against the Borrower which has no legal priority.

(12)	Exemption

None of the Borrower or any of its assets has any exemption or privilege in connection with any suit, judgment, enforcement, recovery or other proceedings in any jurisdiction.

(13)	Information disclosure

a.	As of the date of its issuance, the information disclosed in the Information Memorandum is true, complete and accurate in all material aspects without omission of any information which has or could have any Material Adverse Effect.

b.	As of the date of issuance of the Information Memorandum, none of the Borrower’s legal status or business, financial or assets conditions has any circumstance which has or could have any Material Adverse Effect.

c.	The financial statements and reports recently provided to each Syndicate Member by the Borrower are prepared according to Accounting Standards and reflect fairly, truly and completely the Borrower’s financial conditions as of the date of the statements without omission of any material Liabilities, revenue or loss to the knowledge of the Borrower.

d.	All materials provided from the Borrower to each Syndicate Member are true, complete and valid.

13.	Undertakings

The Borrower undertakes to each Syndicate Member that from the Effective Date until repayment of all amounts due and payable to each Syndicate Member hereunder by the Borrower:

13.1	Positive undertaking

(1)	Ranking of creditor’s right

The Borrower shall make sure that each Syndicate Member’s creditor’s right against it hereunder rank at least pari passu with any other creditor’s right against the Borrower which has no legal priority.

(2)	Legal status and capability

The Borrower will maintain its valid legal status and ensure it have the powers and capabilities to perform this Agreement.

(3)	Compliance with laws

The Borrower will ensure its business operations in compliance with all applicable laws and regulations in all aspects.

(4)	Permits

The Borrower will secure promptly all approvals, permits, consents, registrations and filings necessary to execute and perform this Agreement, and such approvals, permits, consents, registrations and filings will continue to have full effect.

(5)	Information

a.	The Borrower will provide a copy of its financial statements (including notes thereto) for any quarter to the Agent Bank no less than 20 days after the end of such quarter.

b.	The Borrower will provide a copy of its financial statements (including notes thereto) affixed with its common seal for any half of Financial Year to the Agent Bank no less than 20 days after the end of such half of Financial Year.

c.	The Borrower will provide to the Agent Bank a copy of its financial statements (including notes thereto) for any Financial Year affixed with its common and audited by the Registered Accountant and a copy of the audit opinion issued by the Registered Accountant thereof no less than 60 days after the end of such Financial Year.

d.	The Borrower will ensure its financial statements in compliance with laws, regulations and Accounting Standards.

e.	Within five (5) Business Days upon request from the Agent Bank, the Borrower will provide copies of all approvals, permits, consents, registrations and filings received under Article 13.1.4, which copies will be affixed with the common seal of the Borrower.

f.	All materials provided from the Borrower to each Syndicate Member are true, complete and valid.

(6)	Duty to notify

The Borrower will notify the Agent Bank immediately upon its knowledge of the occurrence of any:

a.	Event of Default;

b.	Suit, arbitration, or administrative, judicial or other similar legal proceedings by or against the Borrower involving an amount equal to or more than RMB1 million; and

c.	Event which has or could have Material Adverse Effect.

(7)	Compliance with financial benchmark

The Borrower will comply with the following financial benchmark:

The leverage ratio will be no more than 75%; and

The current ratio will be no less than 0.5.

(8)	Loan management

The Borrower will provide coordination to the Agent Bank to conduct loan payment management, post-lending management and related examination.

(9)	Loan guaranty

The syndicate loan provided under this Agreement is working capital loan, which is severally and jointly guaranteed by Daqo Group Co., Ltd. which is the de facto controller of the Borrower, and Guangfu Xu and Xiang Xu in the capacity as individuals.

13.2	Restrictions

(1)	Assets disposition

The Borrower will ensure that without consent of the Majority Lenders, it will not sell, lease, transfer, assign or otherwise dispose any material asset by any single, multiple or series of transactions.

(2)	Division and merger

The Borrower will ensure that without consent of the Majority Lenders, it will not conduct any merger, division, contracting or any other similar arrangement.

(3)	Reduction of registered capital

The Borrower will ensure that without consent of the Majority Lenders, it will not reduce registered capital.

(4)	Dividend restriction

The Borrower may not distribute any profit if:

a.	it has not made any full payment of any fee and expense due and payable under this Agreement; and

b.	it has not repaid all of the principal and interest due and payable under this Agreement.

(5)	Contingent liabilities

During the term of this Agreement, the Borrower will maintain its leverage ratio no more than 50% and incur any contingent liabilities other than providing guaranty for any loan provided by us for any member of Daqo Group; otherwise the Syndicate may freeze the Credit Line then available.

(6)	Shareholding structure

Daqo Group Co., Ltd. is the de facto controller of the Borrower. In the event of any change to the de facto controller of the Borrower, the Syndicate may freeze the Credit Line then available until such change is confirmed to have no adverse effect.

14.	Event of Default

14.1	Event of Default

(1)	Event of Default by Borrower

Each of the following events shall constitute an Event of Default:

a.	Payment Breach

The Borrower fails to pay any fund due and payable hereunder in the amount, currency, method and time agreed upon herein.

b.	Misappropriation of Loan

The Borrower fails to use the Loan Fund for purposes set forth herein.

c.	False Undertakings

Any aspect of the undertakings as described in Article 12 (Undertakings) hereof is untrue, incorrect or misleading as of being made.

d.	Breach of Other Obligations

The Borrower fails to perform or observe any other obligation hereunder.

e.	Incapability of Repayment

(i)	Any creditor of the Borrower announces that any of Liabilities of the Borrower becomes due and payable ahead of the due day as agreed before, and the total due and payable amount amounts to or exceeds RMB 5 million.

(ii)	The Borrower enters into delayed repayment or debt reorganization arrangement with respect to the Liabilities with any of its creditors, and the total due and payable amount amounts to or exceeds RMB 5 million.

(iii)	The Borrower ends or suspends the payment to its creditors, or is incapable to, or acknowledges to be incapable to repay the debt, or announces that it will not perform the repayment obligations when the debt becomes due.

f.	Liquidation and Bankruptcy

The Borrower enters into any cessation of operation, dismissal, liquidation, bankruptcy, suspension of business for correction, settlement, or any other similar legal proceedings.

g.	Enforcement by Creditors

Total market value of the Borrower’s assets which are seized, frozen, distressed, enforced or levied, forfeited or affected by similar legal procedures amounts to or exceeds RMB 10 million, and the Borrower fails to release such legal procedures within ten (10) days.

h.	Change to Shareholdings

Without the consent of all Lenders, the Borrower changes its shareholding structure.

i.	Material Adverse Effect

Any Material Adverse Effect has occurred.

j.	Financial Index

The Borrower fails to observe any of financial indexes listed in Article 7 (Observation of Financial Indexes) of Article 13.1 (Positive Obligations) hereunder.

(2)	Event of Default by Lender

a.	Without reasonable excuses as agreed herein, the Lender fails to provide the Loan to the Borrower in accordance with this Agreement;

b.	Without reasonable excuses as agreed herein, the Lender stops provision of the Loan, or recovers the Loan ahead of the timeline as agreed.

14.2	Remedies Available to Syndicate Members

(1)	Notices

a.	If any Lender is aware of the occurrence of any Event of Default as described under paragraph 1 of Article 14.1 hereof (Event of Default by Borrower), or believes that any event will constitute any Event of Default by the Borrower, the Lender shall give an immediate notice regarding it to the Agent Bank.

b.	The Borrower serves a notice to the Agent Bank to inform of the occurrence of an Event of Default, or, any Lender serves a notice in accordance with the item (1) of paragraph 1 of this Article 14.2 hereof (Relief of Syndicate Members), the Agent Bank shall inform each Lender of the occurrence of such event.

(2)	Right of Remedies

During the existing of any Event of Default, the Agent Bank shall (subject to the decision of Majority Lender) exercise one or more of the remedies according to the following sequence after giving a written notice to the Borrower:

a.	Gives the waiver with respect to related Event of Default, or agrees on the remedies regarding related Event of Defaults.

b.	Announce to suspend the drawdown of all or part of Loan Fund requested in any Drawdown Notice however not withdrew; and drawdown of such amount of Loan Fund will be suspended immediately upon such announcement;

c.	Announce to cancel all or part of Total Contribution Amount; and upon such announcement, the Contribution Amount of each Lender will be cancelled in proportion, and the cancelled part of Total Contribution Amount should not be recovered;

d.	Announce that all or part of the Loan Balance, together with its interest accrued, fees and other payment hereunder shall become due and payable in entirety or in part; upon such announcement, such payment shall be due and payable immediately, and no further notice by the Agent Bank is required;

e.	Exercise any other rights granted hereby and by laws.

(3)	Actions of Agent Bank

a.	Any available remedy specified in paragraph 2 of Article 14.2 of this Agreement (Remedies Available to Syndicate Members), and the right of any Syndicate Member to file against the Borrower and initiate a dispute settlement proceeding, shall be proceeded with under the organization of the Agent Bank. However, in the event that the Agent Bank fails to take such action according to the decision of Majority Lenders, the involved Syndicate Members may take such actions directly.

b.	During the existing of an Event of Default, the Agent Bank is entitled to take any action it deems necessary or reasonable, to protect the right of any Syndicate Member set forth herein from being affected.

(4)	Undertakings of Syndicate Members

a.	Neither of Syndicate Members will exercise its rights hereunder in the way contradictory to any of those as agreed herein.

b.	Each Syndicate Member undertakes to the other Syndicate Members, unless otherwise expressly specified herein,

(i)	it will not require or accept any repayment of debt from any other person, for setting off the debt owed by the Borrower to such Syndicate Member hereunder;

(ii)	it will not separately require or accept any Security Interest or financial support, in connection with any debt owed by the Borrower to any Syndicate Member hereunder.

c.	Without breach of this Agreement by the Borrower, the Lender fails to provide the Loan in full amount and in time according to this Agreement,

(i)	the Borrower is entitled to require the Lender in violation of this Agreement to refund the participation fee to it according to the percentage of Loan Fund not provided to the Contribution Amount.

(ii)	any losses so caused to the Borrower shall be assumed by the Lender in violation of this Agreement.

(iii)	the Lender violating this Agreement shall indemnify the other Lenders for the losses so suffered by them.

(iv)	the Borrower has the right, at its own discretion, to cancel the Contribution Amount of the Lender violating this Agreement.

(v)	the Lead Manager will make endeavors to coordinate the Loan Fund provided by other banks (including the other participating banks hereunder), in order to satisfy the needs of the Borrower regarding the Loan Fund.

(5)	Deduction

During the existence of an Event of Default, any of the Syndicate Member may set off any amount due but un-payable by the Borrower under this Agreement with any credit balance in any account maintained by the Borrower with such Syndicate Member (including its any branch or sub-branch, if applicable), and shall transfer such set-off amount to the Agent Bank for its allocation in accordance with Article 8.9.

15.	Syndicate Relationship

15.1	Entrust of Agent Bank

All other Syndicate Members hereby appoints the Agent Bank as its agent in connection with this Agreement, and authorizes the Agent Bank to exercise rights, power, discretion and all other reasonable affiliated rights expressly granted under this Agreement.

15.2	Agency Relationship

(1)	The Agent Bank only acts as the agent of the other Syndicate Member.

(2)	The Agent Bank should not be deemed as the agent of the Borrower in any aspect.

15.3	Responsibilities of the Agent Bank

(1)	After receiving the original copies or photocopies of any document forwarded by either Party hereto to any other Party hereto through the Agent Bank, the Agent Bank shall forward such documents within two (2) Business Days; unless otherwise agreed herein, the Agent Bank will not be responsible for the investigation of the sufficiency, correctness or completeness of the format and content of any document forwarded by any Party to this Agreement.

(2)	The Agent Bank shall open and maintain an account book in connection with this Agreement, and provide such account book to the other Lenders upon request.

(3)	The Agent Bank shall be responsible for the disbursement and payment of the Loan Fund in accordance with the Article 8.1 hereof (Disbursement of Loan Fund) and Article 8.2 hereof (Payment of Loan Fund), as well as the management and control over the Loan Fund.

(4)	The Agent Bank shall inform each Syndicate Member of the notice specifying an Event of Default given by either Party to this Agreement within one (1) business day after receiving such notice.

(5)	The Agent Bank shall inform each Syndicate Member of it within one (1) business day upon being informed that either Party hereto fails to pay any amount due and payable to any other Syndicate Member in accordance with this Agreement.

(6)	The Agent Bank shall, subject to the decision of Majority Lenders, organize the Syndicate Members to file and participated in any litigation, arbitration, or legal dispute settlement procedures with respect to this Agreement, however, provided that, each Lender has, pursuant to the Article 16 hereof (Fees and Expenses), indemnified or prepaid the Agent Bank, for any and all costs, fees, and expenses (including but not limited to legal fees), paid or to be paid by the Agent Bank for compliance with such instruction.

(7)	The Agent Bank should not be held liable to any other Party hereto due to any other Party’s breach of this Agreement.

(8)	Where any decision of Majority Lenders or any action according to such decision, violates or will violate any law or regulation, the Agent Bank may omit to take any action under such decision by giving prior notice to each Syndicate Member.

(9)	The Agent Bank shall diligently use all efforts to perform all of its responsibilities hereunder.

15.4	Rights of Agent Bank

(1)	Unless being aware of the existence of a circumstance to the contrary, the Agent Bank may assume:

a.	All statements regarding facts made by any other Parties in or in connection with this Agreement are true, complete and accurate.

b.	There is no any Event of Default in existing.

c.	Neither Party fails to perform its obligations under this Agreement.

d.	None of any other Parties or Majority Lenders has exercises any of its rights.

(2)	The Agent Bank may engage lawyers, accountants, appraisers, translators or other professionals it deems necessary, make payment of consulting or services fees to such professionals, and may rely on opinions obtained from such professionals.

(3)	Then Agent Bank may rely on any communication or document that is true according to its discretion, and take any action based on such reliance.

(4)	The Agent Bank may disclose any information it deems reasonably received under this Agreement to any other Party.

15.5	Independent Credit Evaluation

Each of the Lenders hereby confirms that it has conducted and will conduct, wholly on its self, investigation and evaluation of financial position, credibility, corporate affairs, legal and independent status of the Borrower, and has made its own judgment and decision at its own discretion, and will assume the risks accordingly, including without limitation to:

(1)	Review, investigate or enquire on its behalf about the truth, accuracy or completeness of any information with respect to either Party or the transaction contemplated hereunder, no matter whether such information has been or will be provided to such Lender by the Agent Bank or the Lead Manager;

(2)	Evaluate or examine on its behalf the financial position, credibility, development, corporate affairs or legal status of any other Party; or

(3)	Investigate or evaluate on its behalf the legality, validity, binding effect, sufficiency or enforceability of this Agreement, or any relating document, or any act taken or to be taken by any other Lenders.

15.6	Agent Bank as Lender

The Agent Bank is concurrently a Lender under this Agreement. It shall be entitled to the rights of the Lenders and perform the obligations of the Lenders in accordance with the provisions hereof.

15.7	Lender’s Decision System

(1)	In the event of the occurrence of any event which expressly requires the decision by Majority Lenders, either Lender may inform the Agent Bank of such occurrence, and the Agent Bank shall inform each Lender of such event after receiving the notice from any Lender or being aware of such event, to require the decision by Majority Lenders.

(2)	Each Lender shall inform the Agent Bank of its decision within the required period after receiving the notice given by the Agent Bank in accordance with Article 15.7 hereof.

(3)	Unless otherwise specified herein, the Agent Bank shall act subject to the decision made by Majority Lenders in accordance with this Agreement, and the Agent Bank shall not be held liable to any other Parties for its action or omission of action according to the decision of Majority Lenders.

(4)	The decision made by Majority Lenders in accordance with this Agreement shall be binding upon each Lender, and each Lender shall provide assistance to the Agent Bank in executing such decision of Majority Lenders.

(5)	Without obtaining the decision made by Majority Lenders under this Agreement, the Agent Bank shall propose a solution regarding such event, and collect the opinions of each Lender according to the abovementioned procedure. If any Lender has not inform the Agent Bank of its decision within the period set forth in the notice sent by the Agent Bank, the Agent Bank will deem that such Lender agrees with its proposed solution.

(6)	The Agent Bank may take the action or omit to take any action if it deems such action or omission will be for the Lender’s benefit.

15.8	Lender’s Indemnification

(1)	The Agent Bank shall request the Borrower at the first priority to indemnify the Agent Bank any and all reasonable costs, fees, losses, expenses (including legal fees) and liabilities (unless any of such costs, claims, losses, expenses and liabilities is directly resulted from faults or misconducts of the Agent Bank) incurred or potentially to be incurred by the Agent Bank. If the Borrower fails to make the aforesaid indemnification within three (3) Business Days upon the request of the Agent Bank, the Clause 15.8.2 hereof shall apply.

(2)	Each Lender shall, within three (3) Business Days upon the request of the Agent Bank, according to the percentage of its contribution to the Total Contribution Amount, indemnify or prepay to the Agent all reasonable costs, fees, losses, expenses (including legal fees) and liabilities (unless any of such costs, claims, losses, expenses and liabilities is directly resulted from faults or misconducts of the Agent Bank) incurred or potentially to be incurred by the Agent Bank for conducting the agency activities hereunder.

(3)	The Borrower shall, within three (3) Business Days upon the request of the Agent Bank, indemnify the Lender any indemnities or amount made or prepaid by such Lender to the Agent Bank in accordance with the Clause 15.8.2 hereof. The Lender intending to request such indemnities pursuant to this Clause shall notify the Agent Bank and provide supporting evidence for such request, and the Agent Bank shall immediately inform the Borrower upon receiving such notice.

15.9	Agent Bank’s Resignation

(1)	Any Agent Bank (“Resigned Agent Bank”) may resign at any time by sending notice to the other Parties in accordance with this Article 15.9.

(2)	Majority Lenders shall, within fifteen (15) Business Days upon receiving the resignation notice mentioned in above Clause 15.9.1 issued by the Agent Bank, appoint a recognized and experienced bank or financial institution as successor to the Agent Bank (“Successor Agent Bank”). If the Majority Lenders fail to do so, the Resigning Agent Bank may at its own discretion nominate a recognized and experienced bank or financial institution as the Successor Agent Bank.

(3)	The resignation of the Resigned Agent Bank and the appointment of the Successor Agent Bank become effective immediately following the Successor Agent Bank’s issuance of notice to the other Parties regarding its formal successor.

(4)	Immediately following the resignation of the Resigned Agent Bank and the appointment of the Successor Agent Bank in accordance with the Clause 15.9.3, the Resigned Agent Bank will be released from any further rights and obligations as an agent of the other Syndicate Member under this Agreement, and the successor to the Agent Bank shall be granted any and all rights and obligations as the agent of other Syndicate Member hereunder.

(5)	The Resigned Agent Bank shall, within three (3) Business Days following receiving the notice from the Successor Agent Bank, provide the documents, records and assistance reasonably requested by the Successor Agent Bank necessary for its performance of its rights and obligations hereunder.

(6)	Majority Lenders may require the Agent Bank to resign pursuant to the Clause 15.9.1 hereof by giving notice to the Agent Bank. The Agent Bank shall resign pursuant to the Clause 15.9.1 hereof upon receiving such notice. Otherwise, Majority Lenders may decide to replace the Agent Bank.

15.10	Deduction by Agent Bank

If any Syndicate Member owes any amount to the Agent Bank under this Agreement, the Agent Bank may, by giving notice to such Syndicate Member, deduct an amount no more than such amount owed from the amount payable to such Syndicated Member by the Agent Bank in accordance with this Agreement, as the repayment of the amount owed, and such deducted amount shall be deemed as have been received by the aforesaid Syndicate Member.

16.	Fees and Compensation

16.1	Syndicate’s Fees

The Borrower shall pay the syndicate’s fees amounting to RMB 160,000.00 in one lump sum to the Agent Bank within two (2) Business Days upon the execution of this Agreement and at least prior to the issuance of the first drawdown notice. The Agent Bank shall make corresponding deduction from each Lender according to the Lender’s Initial Contribution Ratio on the day or on the day following receiving the participation fee.

16.2	Syndicate’s Costs

(1)	All reasonable fees and costs in connection with the negotiation, preparation, execution and amendment of this Agreement incurred by all Syndicate Members shall be borne by the Borrower, including the fees for engagement of attorneys and evaluators for the Syndicate Members.

(2)	All reasonable fees and costs in connection with enforcement and protection of its rights hereunder in any jurisdiction by either Syndicate Member shall be borne by the Borrower, including the fees for engagement of attorneys and evaluators for the Syndicate Members and used for litigation and arbitration proceedings.

16.3	Indemnification

The Borrower shall rectify its breaches of its obligations hereunder (including but not limited to the following circumstances) within the period reasonably required by any Syndicate Member. If it fails to rectify its breach of this Agreement within the required time limit, or the rectified result does not satisfy the requirement of the Syndicate Member, then the Borrower shall, within five (5) Business Days following receiving the requirement of indemnification from the Syndicate Member, indemnify the Syndicate Member any losses caused to or incurred by it (except of any penalty) due to the Borrower’s breach of its obligations hereunder (including not limited to the following circumstances):

(4)	The Borrower fails to repay any amount due and payable on the due day.

(5)	The Borrower repays any amount due and payable on the day other than the due day.

(6)	There is occurrence of any Event of Default.

(7)	The Loan Fund required in any Drawdown Notice is not withdrawn due to the reason attributable to the Borrower.

(8)	The Borrower cancels the Contribution Amount of any Lender by violation of this Agreement.

(9)	The information and materials provided by the Borrower are not true or authentic.

16.4	Monetary Compensation

In the event that any Syndicate Member receives any amount in any currency (“Payment Currency”) other than the currency expressly agreed herein used for payment of any amount payable hereunder (“Agreement Currency”) from the Borrower hereunder, and the value of such Payment Currency is less than related amount receivable by the Syndicate Member hereunder after such Syndicate Member exchanges such Payment Currency to the Agreement Currency, then, such shortage in value as well as the currency exchange fees incurred by such Syndicate Member for currency exchange shall be compensated by the Borrower.

16.5	Calculation Basis

If any Syndicate Member intends to submit any requirement in accordance with the Article 16.2, Article 16.3 and Article 16.4 hereof, it shall give notice to the Agent Bank specifying the specific basis for amount calculation. The Agent Bank shall give prompt notice to the Borrower immediately following receiving such notice.

16.6	Waiver of Indemnification

The Borrower should not be held liable to any Syndicate Member under the Article 16.2, Article 16.3 and Article 16.4 in any of the following circumstance:

1.	The liabilities are caused by the faults or misconducts of such Syndicate Member.

2.	The Borrowers is obliged to indemnify and have indemnified such Syndicate Member in accordance any other provisions of this Agreement.

17.	Assignment

17.1	Assignee

This Agreement is effective and binding upon each Party hereto, its successors and assignees.

17.2	Assignment by Borrower

The Borrower may not assign any and all of its rights or obligations hereunder.

17.3	Assignment by Lenders

(1)	Any of the Lenders (the “Assigning Bank”) intending to assign any or all of its rights and obligations under this Agreement to one or multiple banks or financial institutions (the “Assignee Bank”), shall give a notice to the Borrower and Agent Bank in advance of thirty (30) Business Days (“Assignment Notice”).

(2)	Any of the Lenders intending to transfer any or all of its Contribution Amount, shall obtain the prior written notice from the Borrowers, however, the Borrower failing to give a notice expressly specifying its disagreement within thirty (30) Business Days following receiving the Assignment Notice shall be deemed has agreed with such transfer.

(3)	Any of the Lenders only intending to transfer any or all of its contribution in the Loan Balance, shall give a notice to the other Parties at least in advance of three (3) Business Days, however, does not need to obtain the consent from the other Parties.

17.4	Effectiveness of Transfer

The transfer by the Lenders in accordance with the Article 17.3 hereof, becomes effective upon the execution of the Assignment Certificate by the Assigning Bank, Assignee Bank and the Agent Bank satisfying the requirement of Annex 4 in both format and content. The Agent Bank should not refuse or withhold the execution of the Assignment Certificate.

17.5	Binding Effect of Transfer

The transfer proceeded with and completed in accordance with the Article 17.3 and the Article 17.4 is binding upon all the Parties hereto.

17.6	Consequence of Transfer

On and from the date the Assignment Certificate becomes effective in accordance with the Article 17.4, the Assignee Bank formally becomes a Lender within the scope of matters assigned under the Assignment Certificate:

1.	The Assigning Bank, on one hand, and the other Parties hereto (“Non-transfer Parties”), on the other hand, will no longer be jointly liable to any and all rights and obligation under this Agreement relating to any assigned matter; and

2.	The Assigned Bank, on one hand, and the Non-transfer Parties, on the other hand, will be jointly liable to any and all rights and obligation under this Agreement relating to any assigned matter.

17.7	Waiver to Assigning Bank

The Assigning Bank will not be liable to the Assignee Bank in respect of:

1.	the formation, signature, truth, accuracy, completeness, validity and enforceability of this Agreement or any other related document;

2.	the probability of the collection of any amount payable hereunder; and

3.	the accuracy or completeness of any representation made by any Party to any other person under or relating to this Agreement.

17.8	Further Waiver to Assigning Bank

The Assigning Bank is not obliged:

1.	accept from any Assigned Bank any rights and/or obligations which have been transferred to such Assignee Bank by it before under the Article 17.3 and Article 17.4 hereof; and

2.	indemnify the Assignee Bank against any loss incurred due to the Borrower or any other Syndicate Member’s failure to perform any obligation under this Agreement.

17.9	Record Keeping

The Agent Bank shall properly maintain the record of each Party hereto and timely inform any other Party of the updated record.

18.	Rights and Obligations of All Syndicate Members

18.1	Independent Obligations

Obligations of each Syndicate Member hereunder are independent. Failure by any Syndicate Member in performance of its obligations hereunder will not grant a waiver to any other Syndicate Member regarding performance of its obligations hereunder. Neither Syndicate Member will be held liable for any other Syndicate Members’ performance of its obligations hereunder.

18.2	Independent Rights

Rights of each Syndicate Member hereunder are independent. Liabilities assumed by either Party hereto to either Syndicate Member hereunder from time to time are independent. Unless otherwise specified herein, each Syndicate Member has the right to exercise its rights severally hereunder.

19	Confidentiality

19.1	Scope of Confidentiality

Each Party shall keep in confidence any information specified as confidential information provided by any other Party or its authorized representative in respect of this Agreement; provided, however, that such other Party has the right to:

(1)	disclose any information which has been in the public domain (other than those information which has been known to the public due to breach of this Section by such Syndicate Member);

(2)	disclose such information in connection with any suit or arbitration;

(3)	disclose such information as required by any law or regulation;

(4)	disclose such information in accordance with the listing rules of the securities exchange where such Party is listed;

(5)	disclose such information as required by any government, financial, tax or any other regulatory departments or any other competent authorities;

(6)	disclose such information to its directors, management, employees or professional advisors (including not limited to attorneys and auditors), however provided that, the disclosing Party has undertaken to such Syndicate Member that it will comply with the confidentiality obligation set forth in the Article 19;

(7)	disclose such information to the extent as permitted under the Article 19.2; and

(8)	disclose such information with the consent of the Borrower.

19.2	Scope of Other Disclosure

Any Syndicate Member may disclose the following information to any other person who possibly will enter into or has entered into any agreement regarding the transfer specified in the Article 17 hereof with such Syndicate Member:

(1)	Copies of this Agreement.

(2)	Any information obtained by such Syndicate Member about the Borrower, this Agreement and/or any transaction contemplated herein.

However, the party receiving such disclosed information shall undertake to such disclosing Syndicate Member regarding compliance with the confidentiality obligation set forth in the Article 19.

19.3	Superseding

The provisions under Article 19.1 and Article 19.2 above supersede any prior confidentiality undertaking made by any Syndicate Member with respect to the Borrower, this Agreement and any transaction contemplated herein, before becoming a Party hereto.

20.	Amendment

20.1	In Writing

Any amendment to this Agreement shall be made in writing and becomes effective upon the execution of the Agent Bank (subject to the decision of Majority Lenders) and the Borrower. Except as otherwise agreed in accordance with the Article 20.2, such amendment, supplement or waiver made by the Borrower according to the decision of Majority Lenders is binding upon all the Syndicate Member.

20.2	Exceptional Circumstances

Any amendment to this Agreement or any waiver of breach of this Agreement in relation to the any of the following issues shall obtain the consent from all related Syndicated Members:

(1)	Change of Credit Line, Contribution Amount or Total Contribution Amount.

(2)	Change of Drawdown Period or Loan Term.

(3)	Change of Loan Interest Rate or Penalty Interest.

(4)	Change to the definition of “Majority Lender”.

(5)	Amendment to this Article 20.

20.3	Consent of Agent Bank

Any amendment to this Agreement in relation to any of the following issues shall obtain the consent from the Agent Bank:

(1)	Amendment to Article 8, Article 15 or Article 20.

(2)	Any amendment to or waiver of any right of the Agent Bank hereunder, or imposing new or additional obligations upon the Agent Bank.

21.	Notice

21.1	Though Agent Bank

Any and all communications between any of the Borrower and any Syndicate Member shall be made through the Agent Bank.

21.2	Ways of Notice

Any notice, request, or any other document to the other Party under Agreement shall be made in writing, affixed with the official sea, and delivered to such address, fax number or telex number designated by the recipient in writing from time to time and addressed to a contact person. The address, fax number and telex number and contact person originally designated by each Party shall be provided in the signature pages of this Agreement.

21.3	Receipt of Notice

Any communication between the Parties under this Agreement shall be deemed duly given:

(1)	if delivered by hand, upon delivery;

(2)	if sent by telex or fax, upon completion of the transmission and receipt of confirmation report; and

(3)	if sent by mail (including express mail), at 05:00 p.m. (Beijing time) of the seventh (7th) Business Day after such mail is delivered to the right address by registered mail.

21.4	Change of Address

Any change to the contact person, address, fax number or telex number of any Party shall be notified to the Agent Bank immediately. Upon receipt of notice for such change, the Agent Bank shall make any other Parties immediately informed of such change.

22.	Debt Certificate

Any Syndicate Member shall maintain accounts and records relating to this Agreement on its accounting books in line with its accounting practices. The Borrower hereby confirms that, unless found with gross errors, the records maintained by any Syndicate Member in line with its accounting practices shall be the only evidence for the debts owing by the Borrower to such Syndicate Member under this Agreement.

23.	Grace Period and Partial Invalidity

23.1	Accumulative Rights

Failure to or delay in exercising any of its rights under this Agreement by any Syndicate Member shall not be deemed its waiver of such rights. Single or partial exercise of such rights by any Syndicate Member does not preclude such Syndicate Member from its otherwise or further exercise of such rights or its exercise of any other rights. The rights and remedies provided under this Agreement are accumulative and shall not exclude any rights or remedies to which any Syndicate Member is entitled under law.

23.2	Severability

If any provision of this Agreement is held illegal, invalid or unenforceable, the legality, validity or enforceability of the other provisions under this Agreement will not be affected or impaired.

24.	Counterparts

This Agreement is made in five (5) copies, the Agent Bank holding two (2) copies, the Borrower and each Lender holding one (1) copy, and each executed copy shall have the same effect.

25.	Applicable Law and Dispute Resolution

25.1	This Agreement is governed by and interpreted in accordance with PRC law (for purpose of this Agreement, excluding laws of Hong Kong SAR, Macau SAR and Taiwan).

25.2	Dispute Resolution

Any dispute arising from or relating to this Agreement shall be resolved by related Parties through friendly negotiations within five (5) days upon receiving the written notice from any other related Party. If such negotiations fail, such dispute shall be submitted to the jurisdiction of the local court where the Lead Manager is located.

25.3.	Waiver of Immunity

The Borrower hereby irrevocably waives any existing or potential immunity of itself or any of its assets from any suit or legal proceedings in any jurisdiction.

26.	Effectiveness

This Agreement shall become effective as of the date on which it is signed and affixed with corporate seals by the authorized representatives of all the Parties (“Effective Day”).

Annex 1    Initial Contribution Amount of Each Lender

Initial Contribution Amount in RMB

(Currency: Yuan)

Lender	Initial Contribution Amount
China Construction Bank, Wanzhou Branch	100,000,000
China Everbright Bank, Chongqing Branch	100,000,000

Total	200,000,000

Annex 2    Form Confirmation Letter

To:	China Construction Bank, Wanzhou Branch,

As the Agent Bank

Date:

Re.:	Working Capital Syndicated Loan Agreement in the Amount of RMB 200,000,000 dated [•]

We hereby refer to the Working Capital Syndicated Loan Agreement in the Amount of RMB 200,000,000 dated [•] entered by and among Chongqing Daqo New Energy Sources Co., Ltd. as the Borrower, and (1) China Construction Bank, Chongqing Branch as the Lean Manager, (2) China Construction Bank, Wanzhou Branch and China Everbright Bank, Chongqing Branch as the Lenders, and (3) China Construction Bank, Wanzhou Branch as the Agent Bank (hereinafter referred to as “Loan Agreement”). The defined terms in the Loan Agreement used in this certificate shall have the same meaning as defined in the Loan Agreement.

I hereby certify that,

1.	The copies of the documents listed in the Article 4.1 of the Loan Agreement (Drawdown Notice) are true, accurate and complete copies of their respective originals (including but not limited to the documents attached to this certifcate) and have full effect as of the date of this certificate.

2.	The resolutions adopted at the shareholders meeting of our company, as recorded in the meeting minutes, are not revoked or replaced and have full effect as of the date of this certificate.

3.	We are able to repay our debts.

4.	The name list of all current directors of our company as of the date of this certificate including all directors as of the date of convention of the board meeting is as follows: [•]

5.	Unless otherwise notified by writing, you may deem this certificate as true and accurate as of the date of each Drawdown Date.

Signature of Legal Representative: [•]	Official Seal:
(or authorized representative)

Annex 3    Form Drawdown Notice

To:	China Construction Bank, Wanzhou Branch,

As the Agent Bank

Date:

Re.:	Working Capital Syndicated Loan Agreement in the Amount of RMB 200,000,000 dated [•]

To Whom It May Concern:

I.	We hereby refer to the Working Capital Syndicated Loan Agreement in the Amount of RMB 200,000,000 dated [•] entered by and among Chongqing Daqo New Energy Sources Co., Ltd. as the Borrower, and (1) China Construction Bank, Chongqing Branch as the Lean Manager, (2) China Construction Bank, Wanzhou Branch and China Everbright Bank, Chongqing Branch as the Lenders, and (3) China Construction Bank, Wanzhou Branch as the Agent Bank (hereinafter referred to as “Loan Agreement”). The defined terms in the Loan Agreement used in this certificate shall have the same meaning as defined in the Loan Agreement.

II.	This notice is irrevocable.

III.	We hereby:

1.	inform you that we request all Lenders to drawdown an amount of Loan Fund in accordance with the following terms and conditions, as well as the terms and conditions of the Loan Agreement.

(1)	Amount of Loan Fund: RMB [•]

(2)	Planned Drawdown Date: [•]

(3)	Repayment Date: [•]

2.	according to the provisions of the Loan Agreement, No. [•] of the following payment method will be used in this drawdown:

(1)	Payment by the Entrusted Lender. We hereby authorize and entrust you to allocate the following Loan Fund amounting to RMB [•] in total, into the RMB Loan Fund Account, and immediately transfer such amount into the Borrower Counterparty Account. Payment information is specified in the following Entrusted Payment List:

		Entrusted Payment List					Currency:
No.	Payment date	Amount	Name of payee	Payee’s bank	Payee’s bank account (Borrower Counterparty Account)	Purpose of fund	Remark

(2)	Direct Payment by Borrower. We hereby authorize and entrust you to allocate the following Loan Fund amounting to RMB [•] in total, into the RMB Loan Fund Account; main purpose of this fund: [•].

3.	We hereby confirm that, all the representations under the Article 12 of the Loan Agreement are still true and accurate as of the date of this notice, and will remain true and accurate as of the Drawdown Date according to our knowledge.

4.	We hereby confirm that, as of the delivery date of this notice, there is no any Event of Default, and according to our knowledge, there will be no any Event of Default neither as of the Drawdown Date.

5.	Terms and conditions of the Loan Agreement shall be incorporated in this notice, and constitutes an integral part of this notice.

Signature of Authorized Representative:[•]	Official Seal:

Annex 4    Form Transfer Certificate

To:	[•]

Address: [•]

Contact person: [•]

[•]

Address: [•]

Contact person: [•]

From: [Assigning Bank] and [Assignee Bank]

Re.:	Working Capital Syndicated Loan Agreement in the Amount of RMB 200,000,000 dated [•]

We hereby refer to the Article 17 of the Loan Agreement (Transfer). The defined terms in the Loan Agreement used in this certificate shall have the same meaning as defined in the Loan Agreement.

1.	The Assigning Bank and the Assignee Bank hereby consent that all/part of the rights and obligations of the Assigning Bank under the Loan Agreement shall be transferred to the Assignee Bank in accordance with Article 17 (Transfer) of the Loan Agreement.

2.	The transfer date is [•].

3.	The address of the branch of the Assignee Bank is listed in the attached schedule.

4.	Article 17.4, Article 17.5, Article 17.6, Article 17.7, Article 17.8 and Article 17.9 of the Loan Agreement together constitute an integral part of this Certificate and is binding on the Assignee Bank.

5.	This certificate is governed by PRC law (for purpose of this certificate, excluding laws of Hong Kong SAR, Macau SAR and Taiwan).

Schedule        Transferred Contribution

Under the Credit Line in amount of [•]:

Contribution of the Assigning Bank	Contribution to be Transferred
[•]	[•]

Loan Amount of the Assigning Bank in the	Transferred Part
Loan Balance
[•]	[•]

Assignee Bank

Name:

Branch:

Notification Address:

Tel:

Telex:

Fax:

Contact Person:

[Assigning Bank]	[Assignee Bank]
Authorized Signatory:	Authorized Signatory:

____________________ (Official Seal)	____________________ (Official Seal)

Agent Bank
Authorized Signatory:

____________________ (Official Seal)

Annex 5        Each Party’s Bank Account

Borrower:	Chongqing Daqo New Energy Sources Co., Ltd.

RMB Loan Fund Account

Name:	Chongqing Daqo New Energy Sources Co., Ltd.
Bank:	China Construction Bank, Wanzhou Branch
Account No.:	50001303600050212151
Remark:	Syndicate Loan Issuance

Basic Settlement Account

Name:	Chongqing Daqo New Energy Sources Co., Ltd.
Bank:	China Construction Bank, Wanzhou Branch
Account No.:	50001303600050207456
Remark:	Collection of revenues, repayment of principal and interest of loan, payment of syndicate’s fees, other payment

Syndicate Member

Agent Bank RMB Payment Account

Name:	China Construction Bank, Wanzhou Branch — Chongqing Daqo New Energy
Bank:	China Construction Bank, Wanzhou Branch
Account No.:	10150030360019101000800008
Bank No.:	105667030017
Remark:	Collection of syndicate loan- China Construction Bank, Wanzhou Branch

Agent Bank RMB Payment Account

Name:	China Everbright Bank, Chongqing Branch — Chongqing Daqo New Energy
Bank:	China Construction Bank, Wanzhou Branch
Account No.:	10150030360029101000800033
Bank No.:	105667030017
Remark:	Collection of syndicate loan- China Everbright Bank, Chongqing Branch

Lender’s Account

Lender:	China Everbright Bank, Chongqing Branch
Name:	China Everbright Bank, Chongqing Branch
Bank:	China Everbright Bank, Chongqing Branch
Account No.:	[39410120590000001]
Bank No.:	[303653000015]
Remark:	Collection of syndicate’s fees for the syndicate loan provided to Chongqing Daqo New Energy, principal and interest due any payable

Signature Page

Borrower

Chongqing Daqo New Energy Co., Ltd.

Address:	XianJia Village, Longdu Neighborhood, Wanzhou District, Chongqing, China
Postal Code:	404444
Tel:	023-64866533
Facsimile:	023-64866688
Contact:	Congrong Xiong

/s/ Guangfu Xu	Official Seal: /Seal/
Authorized representative
Name: Guangfu Xu
Title:

Lead Manager

China Construction Bank, Chongqing Branch

Address:	123 Minzu Street, Yuzhong District, Chongqing, China
Postal Code:	400010
Tel:	023-63771217
Facsimile:	023-63771236
Contact:	Lijun Zhou

/s/ [ Authorized Signatory ]	Official Seal: /Seal/
Authorized representative
Name:
Title:

Agent Bank

China Construction Bank, Wanzhou Branch

Address:	86 Gaosuntang, Wanzhou District, Chongqing, China
Postal Code:	404000
Tel:	023-58220003
Facsimile:	023-58248091
Contact:	Jing Wang

/s/ [Authorized Signatory]	Official Seal: /Seal/
Authorized representative
Name:
Title:

Lender

China Construction Bank, Wanzhou Branch

Address:	86 Gaosuntang, Wanzhou District, Chongqing, China
Postal Code:	404000
Tel:	023-58220003
Facsimile:	023-58248091
Contact:	Jing Wang

/s/ [Authorized Signatory]	Official Seal: /Seal/
Authorized representative
Name:
Title:

Lender

China Everbright Bank, Chongqing Branch

Address:	168 Minzu Street, Yuzhong District, Chongqing, China
Postal Code:	400000
Tel:	023-63792711
Facsimile:	023-63792711
Contact:	Ying Zhang

/s/ [Authorized Signatory]	Official Seal: /Seal/
Authorized representative
Name:
Title: